Exhibit 99.1

For Immediate Release:	Ian J. McAdams Chief Financial Officer (914) 921-5078 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports Second Quarter Results

-	AUM: $1.36 billion at June 30, 2024 compared to $1.55 billion at March 31, 2024

-	Book Value per share ended the quarter at $42.87 per share vs $42.80 at March 31, 2024

-	Returned $4.4 million to shareholders through dividend and share repurchases in the second quarter

-	Board approves $0.20 per share Shareholder Designated Charitable Contribution ("SDCC")

GREENWICH, Connecticut, August 7, 2024 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the second quarter of 2024.

Financial Highlights

($ in 000's except AUM and per share data)

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
AUM - end of period (in millions)	$1,362	$1,549	$1,362	$1,549
AUM - average (in millions)	1,446	1,640	1,501	1,740

Revenues	2,595	2,382	5,606	4,847
Operating loss before management fee (Non-GAAP)	(3,232)	(2,927)	(6,220)	(5,517)
Investment and other non-operating income, net	7,252	8,611	29,877	33,346
Income before income taxes	3,578	5,140	21,233	24,742

Net income	2,985	3,371	16,806	21,125
Net income per share-diluted	0.14	0.15	0.78	0.96

Class A shares outstanding (000's)	2,404	2,763	2,404	2,763
Class B " "	18,951	18,963	18,951	18,963
Total " "	21,355	21,726	21,355	21,726

Book Value per share	$42.87	$41.41	$42.87	$41.41

Second Quarter Financial Data

-	Assets under management ended the quarter at $1.36 billion versus $1.55 billion at June 30, 2023.

-	Book value was $42.87 per share compared to $41.41 per share at June 30, 2023.

Second Quarter Results

Total revenues in the second quarter were $2.6 million compared to $2.4 million in the second quarter of 2023.  Revenues generated by the GAMCO International SICAV – GAMCO Merger Arbitrage (the “SICAV”) were $1.3 million versus $1.0 million in the prior year period. All other revenues were $1.3 million compared to $1.4 million in the year ago quarter.

Starting in December 2023, the SICAV revenue recognized by the Company for its services increased to 100% of the revenues received by Gabelli Funds, LLC. In turn, AC now pays the marketing expenses of the SICAV that were previously paid by Gabelli Funds and remits an administrative fee to GAMCO for administrative services provided to the SICAV. This change better aligns the financial arrangements with the services rendered by each party. The net effect of this change had no material impact on our operating results.

Total operating expenses, excluding management fee, were $5.8 million in the second quarter of 2024 and $5.3 million in the second quarter of 2023. The increase is primarily attributed to the $0.6 million of marketing expenses on the merger arbitrage SICAV in addition to the higher mark to market stock-based compensation expense of $0.3 million.

Net investment and other non-operating income was $7.3 million for the second quarter of 2024 compared to $8.6 million in the second quarter of 2023. The primary driver of this quarter's results included mark to market increases from our GAMCO holdings, as well as our dividend and interest income. Higher interest rates in the 2024 quarter as compared to 2023 contributed to higher interest income.

For the quarter ended June 30, 2024, the management fee was $0.4 million versus $0.5 million for the year ago quarter.

The effective tax rate applied to our pre-tax income for the quarter ended June 30, 2024 was 19.1%. In the year ago quarter, the effective tax rate was 35.8%, reflecting a deferred tax expense from a foreign investment.

Assets Under Management (AUM)

Assets under management at June 30, 2024 were $1.36 billion, $229 million below year-end 2023, primarily due to 3 factors, net outflows of $195 million, market depreciation of $19 million and the impact of currency fluctuations in non-US dollar denominated classes of investment funds ($15 million).

	June 30,	December 31,	June 30,
	2024	2023	2023
($ in millions)
Merger Arbitrage(a)	$1,127	$1,312	$1,286
Long/Short Value(b)	199	244	230
Other	36	35	33
Total AUM	$1,362	$1,591	$1,549

(a) Includes $468, $621, and $579 of sub-advisory AUM related to GAMCO International SICAV - GAMCO Merger Arbitrage, $66, $69, and $66 of sub-advisory AUM related to Gabelli Merger Plus+ Trust Plc and $128, $240 and $141 of AUM invested in a 100% U.S. Treasury Fund managed by GAMCO at June 30, 2024, December 31, 2023 and June 30, 2023, respectively.

(b) Includes $192, $237 and $223 where Associated Capital receives only performance fees, less expenses of $24, $25, and $24, respectively.

Alternative Investment Management

The alternative investment strategy offerings center around our merger arbitrage strategy which has an absolute return focus of generating returns independent of the broad equity and fixed income markets. We also offer strategies utilizing fundamental, active, event-driven and special situations investments.

Merger Arbitrage

For the second quarter of 2024, the longest continuously offered fund in the merger arbitrage strategy generated gross returns of -1.37% (-1.40% net of fees). A summary of the performance is as follows:

			July		Full Year
Performance%(a)	2Q '24	2Q '23	YTD '24	YTD '23	2023	2022	2021	2020	5 Year(b)	Since 1985(b)(c)
Merger Arb
Gross	-1.37	-0.24	3.48	0.78	5.49	4.47	10.81	9.45	7.59	10.03
Net	-1.40	-0.50	2.87	0.15	3.56	2.75	7.78	6.70	5.22	7.09

(a) Net performance is net of fees and expenses, unless otherwise noted. Performance shown for an actual fund in this strategy. The performance of other funds in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through July 31, 2024

(c) Inception Date: February 1985

Worldwide M&A activity totaled $1.5 trillion during the first half of 2024, an increase of 18% compared to year-ago levels and the strongest opening six-month period for deal making since 2022. Activity in the second quarter of 2024 decreased 12% compared to the first quarter of the year. M&A activity for US targets totaled $813.1 billion during the first half of 2024, an increase of 39% compared to the level of activity seen during the first half of 2023 and the strongest first six-month period for US deal making in two years. US deal making accounted for 53% of overall worldwide M&A during the first half, up from 45% a year ago, and the largest percentage for US deal making since the first half of 2019.

The Merger Arbitrage strategy is offered by mandate and client type through partnerships and offshore corporations serving accredited as well as institutional investors. The strategy is also offered in separately managed accounts, a Luxembourg UCITS (an entity organized as an Undertaking for Collective Investment in Transferrable Securities) and a London Stock Exchange listed investment company, Gabelli Merger Plus+ Trust Plc (GMP-LN).

Acquisitions

Associated Capital Group's plan is to accelerate the use of its capital. We intend to leverage our research and investment capabilities by pursuing acquisitions and alliances that will broaden our product offerings and add new sources of distribution. In addition, we may make direct investments in operating businesses using a variety of techniques and structures to accomplish our objectives.

Gabelli Private Equity Partners was created to launch a private equity business, somewhat akin to the success our predecessor PE firm had in the 1980s. We will continue our outreach initiatives with business owners, corporate management, and various financial sponsors. We are activating our program of buying privately owned, family started businesses, controlled and operated by the founding family.

Charitable Contributions

AC seeks to be a good corporate citizen by supporting our community through sponsoring local organizations. On August 7, 2024, the Board of Directors approved a $4.3 million, or $0.20 per share, shareholder designated charitable contribution (“SDCC”) for registered shareholders. Including the current contribution, Associated Capital's SDCC program totals approximately $42 million in donations made on behalf of shareholders, to over 190 501(c)(3) organizations across the United States.

Shareholder Compensation

On May 8, 2024, the Board of Directors declared a semi-annual dividend of $0.10 per share which was paid on June 27, 2024 to shareholders of record on June 14, 2024.

During the second quarter, AC repurchased 65,469 Class A shares, for $2.2 million, at an average price of $33.88 per share.

On August 7, 2024, the Board of Directors increased the buyback authorization by 200,000 shares to 439,487 shares. Shares may be purchased from time to time in the future, however share repurchase amounts and prices may vary after considering a variety of factors, including the Company's financial position, earnings, other alternative uses of cash, macroeconomic issues, and market conditions.

Since our inception in 2015, AC has returned $178.5 million to shareholders through share repurchases, exchange offers and dividends of $38.6 million.

At June 30, 2024, there were 21.355 million shares outstanding, consisting of 2.404 million Class A shares and 18.951 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Six Months Ended
	June 30,
($ in 000's)	2024	2023

Operating loss - GAAP	$(8,644)	$(8,604)

Add: management fee expense (1)	2,424	3,087

Operating loss before management fee - Non-GAAP	$(6,220)	$(5,517)

(1) Management fee expense is incentive-based and is equal to 10% of Income before management fee and income taxes and excludes the impact of consolidating entities. For the six months ended June 30, 2024 and 2023, Income before management fee, income taxes and excluding consolidated entities was $24,244 and $30,869, respectively. As a result, $2,424 and $3,087 was accrued for the 10% management fee expense in 2024 and 2023, respectively.

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands)

	June 30,	December 31,	June 30,
	2024	2023	2023
ASSETS

Cash, cash equivalents and US Treasury Bills	$387,377	$406,642	$382,382
Investments in securities and partnerships	442,294	420,706	445,585
Investment in GAMCO stock	57,346	45,602	46,087
Receivable from brokers	29,298	30,268	28,767
Income taxes receivable, including deferred tax assets, net	8,370	8,474	7,510
Other receivables	1,483	5,587	1,561
Other assets	22,848	26,518	21,621
Total assets	$949,016	$943,797	$933,513

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY

Payable to brokers	$6,642	$4,459	$9,917
Compensation payable	12,448	15,169	11,005
Securities sold short, not yet purchased	6,392	5,918	3,927
Accrued expenses and other liabilities	2,366	5,173	2,011
Total liabilities	$27,848	$30,719	$26,860

Redeemable noncontrolling interests	5,689	6,103	7,086

Total equity	915,479	906,975	899,567

Total liabilities, redeemable noncontrolling interests and equity	$949,016	$943,797	$933,513

(1) Certain captions include amounts related to a consolidated variable interest entity ("VIE") and voting interest entity ("VOE"); refer to footnote 4 of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended June 30, 2024 for more details on the impact of consolidating these entities.

(2) Investment in GAMCO stock: 2,359,903, 2,386,295 and 2,405,370 shares, respectively.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Investment advisory and incentive fees	$2,489	$2,280	$5,396	$4,691
Other revenues	106	102	210	156
Total revenues	2,595	2,382	5,606	4,847

Compensation	3,942	3,789	7,762	7,359
Other operating expenses	1,885	1,520	4,064	3,005
Total expenses	5,827	5,309	11,826	10,364

Operating loss before management fee	(3,232)	(2,927)	(6,220)	(5,517)

Investment gain/(loss)	(159)	3,297	16,635	23,808
Interest and dividend income from GAMCO	567	177	662	273
Interest and dividend income, net	7,224	5,635	13,029	10,634
Shareholder-designated contribution	(380)	(498)	(449)	(1,369)
Investment and other non-operating income, net	7,252	8,611	29,877	33,346

Income before management fee and income taxes	4,020	5,684	23,657	27,829
Management fee	442	544	2,424	3,087
Income before income taxes	3,578	5,140	21,233	24,742
Income tax expense	684	1,840	4,482	3,420
Income before noncontrolling interests	2,894	3,300	16,751	21,322
Income/(loss) attributable to noncontrolling interests	(91)	(71)	(55)	197
Net income attributable to Associated Capital Group, Inc.	$2,985	$3,371	$16,806	$21,125

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.14	$0.15	$0.78	$0.96
Diluted	$0.14	$0.15	$0.78	$0.96

Weighted average shares outstanding:
Basic	21,392	21,870	21,446	21,920
Diluted	21,392	21,870	21,446	21,920

Actual shares outstanding - end of period	21,355	21,726	21,355	21,726

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.